REID & PRIEST LLP
                             40 West 57th Street
                          New York, NY  10019-4097
                           Telephone 212 603-2000
                               Fax 212 603-2001

                                                       Exhibit 5(b) and 8



                                                       January 15, 1998


          ENSERCH Corporation
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas 75201

          Ladies and Gentlemen:

                    Reference is made to Post-Effective Amendment No. 1 (Amendment) to Registration Statement No. 33-52525 on Form S-3 (Registration Statement) to be filed by ENSERCH Corporation (Company) on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which amends the terms of the debt securities (Debt Securities) of the Company registered pursuant to the Registration Statement to be issued pursuant to the terms of one or more indentures (each a Debt Securities Indenture). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

               Based upon the foregoing, we are of the opinion that:

               1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

               2. All requisite action necessary to make any Debt Securities valid, legal and binding obligations of the Company will have been taken when:

                    a. A Debt Securities Indenture with respect to such Debt Securities shall have been executed and delivered by a duly authorized officer or representative of the Company and by the trustee under such Debt Securities Indenture; and

                    b. The Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action, pursuant to the terms of such Debt Securities Indenture, as may be necessary to fix and determine the terms of such Debt Securities, and such Debt Securities shall have been issued and delivered in accordance with the terms and provisions of such Debt Securities Indenture.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of Texas. As to all matters of Texas law, we have with your consent relied upon an opinion of even date herewith addressed to you by Worsham, Forsythe & Wooldridge, L.L.P. of Dallas, Texas.

                    We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences Relating To The Preferred Trust Securities" in the prospectus constituting a part of the Registration Statement.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name as counsel in the Registration Statement.


                                                  Very truly yours,

                                                  /s/ Reid & Priest LLP

                                                  REID & PRIEST LLP